UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

Current Report On

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 29, 2002

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

WISCONSIN ENERGY CORPORATION

WISCONSIN ELECTRIC POWER COMPANY

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

City of West Allis lawsuit:   As previously reported, in July 1999, a Milwaukee County Circuit Court jury issued a verdict against Wisconsin Electric Power Company awarding the plaintiffs, Giddings & Lewis Inc., Kearney & Trecker Corporation (now a part of Giddings & Lewis), and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites owned by the plaintiffs in West Allis, Wisconsin. In September 2001, the Wisconsin Court of Appeals, District I, reversed the $100 million punitive damage judgment in its entirety, ordering a new trial on the issue of punitive damages only. In January 2002, the Wisconsin Supreme Court denied petitions for further review and the case was remitted to the Milwaukee County Circuit Court for a new trial on the issue of punitive damages. After contested hearings, the plaintiffs returned to Wisconsin Electric $117.7 million, consisting of the portion of the paid judgment pertaining to punitive damages and interest accrued on that amount. The new trial is scheduled for October 21, 2002.

On May 29, 2002, Wisconsin Electric and the City of West Allis entered into a Settlement Agreement and Release whereby Wisconsin Electric will pay to the City of West Allis $8.65 million as full and final settlement of all damage claims by the City of West Allis against Wisconsin Electric. The Settlement Agreement was determined to be in the mutual best interests of the settling parties in order to avoid the burden, inconvenience and expense of continued controversy between the parties and does not constitute an admission of liability or wrongdoing by Wisconsin Electric with respect to any released claims. Wisconsin Electric is presently engaged in discussions with its insurers regarding coverage for the amounts paid in this Settlement; however, the outcome of those discussions is not certain at this time.

The litigation continues with respect to the joint punitive damages claim of Giddings & Lewis and Kearney & Trecker. With respect to the punitive damages claim of those parties, Wisconsin Electric continues to believe that it has meritorious arguments and continues to vigorously defend the action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: June 05, 2002	Stephen P. Dickson -- Controller and
Principal Accounting Officer

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: June 05, 2002	Stephen P. Dickson -- Controller and
Principal Accounting Officer